                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                               ------------------

                                    FORM 8-K


                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) of the
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported):  October 28, 1995



                               COMCAST CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


 Pennsylvania                        0-6983                         23-1709202
---------------                 ----------------                  --------------
(State or other                 (Commission file                  (IRS employer
jurisdiction of                      number)                      identification
incorporation)                                                          no.)



             1500 Market Street, Philadelphia, PA         19102-2148
            --------------------------------------------------------
            (Address of principal executive offices)      (Zip Code)




        Registrant's telephone number, including area code (215) 665-1700
                                                           --------------

Item 5.   Other Events.

     On October 29, 1995, Comcast Corporation (the "Company") announced its agreement to purchase the cable television operations ("Scripps Cable") of The E.W. Scripps Company ("E.W. Scripps") in exchange for shares of the Company's Class A Special Common Stock, par value $1.00 per share (the "Class A Special Common Stock"), worth $1.575 billion (the "Base Consideration"), subject to certain closing adjustments (the "Scripps Acquistion"). Scripps Cable, including a pending acquisition, serves approximately 800,000 subscribers, with over 60% of the subscribers located in Sacramento, California and Chattanooga and Knoxville, Tennessee. The purchase is expected to close in the second half of 1996, subject to shareholder and regulatory approvals and certain other conditions.

     Concurrent with the transaction, the Company announced that its Board of Directors has authorized the repurchase of up to $500 million of its outstanding common equity securities. The Company expects such repurchases to be effected from time to time in the open market or in private transactions, subject to market conditions.

     Pursuant to the Agreement and Plan of Merger dated as of October 28, 1995 (the "Merger Agreement"), attached hereto as Exhibit (10.1), by and among the Company, E.W. Scripps, and Scripps Howard, Inc., a wholly owned subsidiary of E.W. Scripps, E.W. Scripps will distribute to its shareholders all assets other than Scripps Cable. Following such distribution, E.W. Scripps will be merged with and into the Company (the "Merger") and each share of E.W. Scripps common stock issued and outstanding immediately prior to the Merger will be converted into a portion of the shares of the Class A Special Common Stock to be paid as consideration in the Merger. Assuming that the closing adjustments made to the Base Consideration result in a $37.5 million increase in the purchase price (estimated for purposes of the unaudited pro forma condensed consolidated financial statements presented herein), and assuming that the Class A Special Common Stock is valued at $20.075 per share, as described below, the Company would issue to E.W. Scripps shareholders an aggregate of approximately 80.3 million shares of Class A Special Common Stock in the Merger. Such shares would represent, in the aggregate, approximately 29.5% of the Class A Special Common Stock outstanding as of September 30, 1995 on a pro forma basis.

     For purposes of determining the number of shares of Class A Special Common Stock to be delivered in the Merger, such stock will be valued on the basis of the average closing price of the Class A Special Common Stock on The Nasdaq Stock Market for 15 trading days randomly selected from the 40 trading day period ending shortly before the closing date (the "Comcast Share Price"); provided that the Comcast Share Price will be no greater than $23.09 and, except as provided below, no less than $17.06. If the Comcast Share Price is below $17.06, E.W. Scripps has the right to terminate the Merger Agreement, subject to the right of the Company to increase the number of shares of Class A Special Common Stock to be delivered in the Merger to that number of shares that would have been delivered if the Comcast Share Price were not subject to the minimum price of $17.06.

          Although the Company believes the consummation of the Scripps Acquisition is probable, no assurances can be given that the Scripps Acquisition will occur at all or occur in the foregoing manner.


ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS

     (a)  FINANCIAL STATEMENTS

          The Company's Unaudited Pro Forma Condensed Consolidated Financial Statements and the Combined Financial Statements of The E.W. Scripps Company Cable Television Division are included in this Report and are listed in the Index to Pro Forma Financial Information and Financial Statements included immediately after the Exhibit Index of this Report.

     (b)  EXHIBITS

          EXHIBIT NO.

          10.1 Agreement and Plan of Merger, including certain exhibits thereto, dated as of October 28, 1995, by and among The E.W. Scripps Company, Scripps Howard, Inc. and Comcast Corporation.

          23.1      Consent of Deloitte & Touche LLP.

                                   SIGNATURE
                                   ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  December 19, 1995                               COMCAST CORPORATION
                                                     By: /s/ Lawrence S. Smith
                                                        ----------------------
                                                        Lawrence S. Smith
                                                        Executive Vice President

                                  EXHIBIT INDEX

Exhibit No.                   Exhibit
-----------                   -------

10.1 Agreement and Plan of Merger, including certain exhibits thereto, dated as of October 28, 1995, by and among The E.W. Scripps Company, Scripps Howard, Inc. and Comcast Corporation.

23.1           Consent of Deloitte & Touche LLP.

                               COMCAST CORPORATION
                    INDEX TO PRO FORMA FINANCIAL INFORMATION
                            AND FINANCIAL STATEMENTS

COMCAST CORPORATION - UNAUDITED PRO FORMA FINANCIAL INFORMATION

     Unaudited Pro Forma Financial Information                        F - 1

     Unaudited Pro Forma Condensed Consolidated
     Balance Sheet - September 30, 1995                               F - 3

     Unaudited Pro Forma Condensed Consolidated
     Statement of Operations for the Nine Months Ended
     September 30, 1995                                               F - 4

     Unaudited Pro Forma Condensed Consolidated Statement
     of Operations for the Year Ended December 31, 1994               F - 5

     Notes to Unaudited Pro Forma Condensed Consolidated
     Financial Statements                                             F - 6

THE E.W. SCRIPPS COMPANY CABLE TELEVISION DIVISION

     Independent Auditors' Report                                     F - 14

     Combined Balance Sheets - as of December 31, 1994
     and 1993 (audited) and as of September 30, 1995
     (unaudited)                                                      F - 15

     Combined Statements of Income and Retained Earnings -
     for the Years Ended December 31, 1994, 1993 and 1992
     (audited) and for the Nine Months Ended September 30,
     1995 and 1994 (unaudited)                                        F - 17

     Combined Statements of Cash Flows - for the Years
     Ended December 31, 1994, 1993 and 1992 (audited)
     and for the Nine Months Ended September 30, 1995
     and 1994 (unaudited)                                             F - 18

     Notes to Combined Financial Statements                           F - 19

                               UNAUDITED PRO FORMA
                              FINANCIAL INFORMATION


On December 22, 1994, Comcast Corporation (the "Company") acquired the U.S. cable television and alternate access operations of Maclean Hunter Limited ("Maclean Hunter") from Rogers Communications Inc. and all of the outstanding shares of Barden Communications, Inc. (collectively, such acquisitions are referred to as the "Maclean Hunter Acquisition") for approximately $1.2 billion in cash. In February 1995, the Company and Tele-Communications, Inc. ("TCI") acquired all of the outstanding stock of QVC, Inc. ("QVC") not previously owned by the Company and TCI (the "QVC Acquisition") for approximately $1.4 billion in cash. On October 29, 1995, the Company announced its agreement to purchase the cable television operations ("Scripps Cable") of The E.W. Scripps Company ("E.W. Scripps") in exchange for shares of the Company's Class A Special Common Stock worth $1.575 billion, subject to certain closing adjustments (the "Scripps Acquisition"). For a further description of the Maclean Hunter Acquisition, the QVC Acquisition, the Scripps Acquisition and related transactions, see the notes to unaudited pro forma condensed consolidated financial statements.

The following unaudited pro forma condensed consolidated financial statements reflect the consolidated financial position of the Company, Maclean Hunter, QVC and Scripps Cable as of September 30, 1995, and their consolidated operations for the nine months ended September 30, 1995 and for the year ended December 31, 1994. See the notes to unaudited pro forma condensed consolidated financial statements for a description of the assumptions used in preparing these unaudited pro forma condensed consolidated financial statements.

Although the Company believes consummation of the Scripps Acquisition is probable, no assurances can be given that it will occur at all or occur in the manner assumed in the accompanying unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated balance sheet assumes the Scripps Acquisition occurred on September 30, 1995. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 1995 and for the year ended December 31, 1994 assume the Maclean Hunter Acquisition, the QVC Acquisition and the Scripps Acquisition occurred on January 1, 1994.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with: 1) the historical consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994; 2) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995; 3) the consolidated financial statements of Comcast MHCP Holdings, L.L.C. for the year ended December 31, 1994, included in the Company's Current Report on Form 8-K filed on April 25, 1995; 4) QVC's historical consolidated financial statements for the fiscal year ended
January 31,

1995 included in the Company's Current Report on Form 8-K filed on April 25, 1995; 5) QVC's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1994 incorporated by reference in the Company's Current Report on Form 8-K filed on April 25, 1995; and 6) the historical combined financial statements for The E.W. Scripps Company Cable Television Division for the year ended December 31, 1994 and for the nine months ended September 30, 1995 included in this Current Report on Form 8-K.

The results presented in the unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of the results which actually would have occurred had the Maclean Hunter Acquisition, the QVC Acquisition and the Scripps Acquisition occurred on the dates indicated or which may result in the future.

                               COMCAST CORPORATION
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1995
                             (DOLLARS IN THOUSANDS)


                                                                           (H)
                                                       The Company    Scripps Cable   Pro Forma                    The Company
                                                       Historical      Historical    Adjustments                    Pro Forma
                                                       -----------    -------------  -----------                   -----------

ASSETS

Current Assets
  Cash, cash equivalents and
    short-term investments                             $  828,433       $    970     $                            $   829,403
  Accounts receivable, net                                336,559         11,532                                      348,091
  Inventories, net                                        223,938         15,314                                      239,252
  Prepaid charges and other                                42,819          1,855                                       44,674
  Deferred income taxes                                    59,786          5,421                                       65,207
                                                       ----------       --------     ----------                   -----------
    Total current assets                                1,491,535         35,092                                    1,526,627

Investments, principally in affiliates                    898,859                                                     898,859

Property and Equipment, net                             1,554,118        288,411        328,935  (I.1.,2.)          2,171,464

Deferred Charges, net                                   5,292,865         95,898      1,475,199  (I.2.,3.,7.)       6,863,962
                                                       ----------       --------     ----------                   -----------
                                                       $9,237,377       $419,401     $1,804,134                   $11,460,912
                                                       ----------       --------     ----------                   -----------
                                                       ----------       --------     ----------                   -----------

LIABILITIES AND STOCKHOLDERS'
  (DEFICIENCY) EQUITY

Current Liabilities
  Accounts payable and accrued expenses                $  897,009       $ 48,639       ($19,145) (I.4.)           $   926,503
  Current portion of long-term debt                       249,058                                                     249,058
                                                       ----------       --------     ----------                   -----------
    Total current liabilities                           1,146,067         48,639        (19,145)                    1,175,561

Long-term Debt, less current portion                    6,619,495                                                   6,619,495

Due to Affiliates                                                        303,371       (303,371) (I.4.)

Deferred Income Taxes                                   1,520,200         79,737        501,241  (I.7.)             2,101,178

Minority Interest and Other                               703,932          9,490         (8,900) (I.4.)               704,522

Stockholders' (Deficiency) Equity
  Common stock                                            239,918          1,801         78,521  (I.5.,6.)            320,240
  Additional capital                                      884,113         35,144      1,497,007  (I.5.,6.)          2,416,264
  Accumulated deficit                                  (1,881,687)       (58,781)        58,781  (I.6.)            (1,881,687)
  Unrealized gains on marketable securities                21,088                                                      21,088
  Cumulative translation adjustments                      (15,749)                                                    (15,749)
                                                       ----------       --------     ----------                   -----------

    Total stockholders' (deficiency) equity              (752,317)       (21,836)     1,634,309                       860,156
                                                       ----------       --------     ----------                   -----------
                                                       $9,237,377       $419,401     $1,804,134                   $11,460,912
                                                       ----------       --------     ----------                   -----------
                                                       ----------       --------     ----------                   -----------


See notes to unaudited pro forma condensed consolidated financial statements

                               COMCAST CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                           (E)
                                                                                         QVC
                                                       The Company         QVC        Pro Forma
                                                       Historical      Historical    Adjustments
                                                       -----------     ----------    -----------

Revenues, net                                          $2,357,427       $131,469        ($1,095) (F.1.)
                                                       ----------       --------       --------

Operating, Selling, General and
 Administrative Expenses and Cost of Goods Sold         1,612,853        109,200           (469) (F.1.)
Depreciation and Amortization                             534,675          5,001          4,397  (F.2.)
                                                       ----------       --------       --------
                                                        2,147,528        114,201          3,928
                                                       ----------       --------       --------

Operating Income                                          209,899         17,268         (5,023)

Investment (Income) Expense
 Interest expense                                         388,367            125         12,256  (F.3.)
 Investment income                                       (216,827)        (2,790)           348  (F.4.)
 Equity in net losses of affiliates                        63,534          2,285          5,480  (F.5.)
 Minority interest and other                              (25,770)                         (677) (F.6.)
                                                       ----------       --------       --------
                                                          209,304           (380)        17,407
                                                       ----------       --------       --------

Income (Loss) Before Income Tax Expense (Benefit)             595         17,648        (22,430)

Income Tax Expense (Benefit)                               32,470          8,055         (8,044) (F.7.)
                                                       ----------       --------       --------

(Loss) Income from Continuing Operations                 ($31,875)        $9,593       ($14,386)
                                                       ----------       --------       --------
                                                       ----------       --------       --------

Loss from Continuing Operations Per Share                  ($0.13)
                                                       ----------
                                                       ----------

Weighted Average Number of the Company's
 Common Shares Outstanding During the Period              239,634
                                                       ----------
                                                       ----------


                                                       The Company         (H)                                     The Company
                                                        Pro Forma                    Scripps Cable                  Pro Forma
                                                          with        Scripps Cable    Pro Forma                  with QVC and
                                                           QVC         Historical     Adjustments                 Scripps Cable
                                                       ----------     -------------  -------------                -------------

Revenues, net                                          $2,487,801       $207,855          ($526) (I.8.)            $2,695,130
                                                       ----------       --------       --------                    ----------

Operating, Selling, General and
 Administrative Expenses and Cost of Goods Sold         1,721,584        123,171           (526) (I.8.)             1,844,229
Depreciation and Amortization                             544,073         41,105        101,253  (I.9.)               686,431
                                                       ----------       --------       --------                    ----------
                                                        2,265,657        164,276        100,727                     2,530,660
                                                       ----------       --------       --------                    ----------
Operating Income                                          222,144         43,579       (101,253)                      164,470

Investment (Income) Expense
 Interest expense                                         400,748         25,823        (25,571) (I.10.)              401,000
 Investment income                                       (219,269)                                                   (219,269)
 Equity in net losses of affiliates                        71,299                                                      71,299
 Minority interest and other                              (26,447)           343         (2,657) (I.11.)              (28,761)
                                                       ----------       --------       --------                    ----------
                                                          226,331         26,166        (28,228)                      224,269
                                                       ----------       --------       --------                    ----------

Income (Loss) Before Income Tax Expense (Benefit)          (4,187)        17,413        (73,025)                      (59,799)

Income Tax Expense (Benefit)                               32,481          6,603        (22,483) (I.12.)               16,601
                                                       ----------       --------       --------                    ----------

(Loss) Income from Continuing Operations                 ($36,668)       $10,810       ($50,542)                     ($76,400)
                                                       ----------       --------       --------                    ----------
                                                       ----------       --------       --------                    ----------

Loss from Continuing Operations Per Share                  ($0.15)                                                     ($0.24)
                                                       ----------                                                  ----------
                                                       ----------                                                  ----------
Weighted Average Number of the Company's
 Common Shares Outstanding During the Period              239,634                        80,322  (I.13.)              319,956
                                                       ----------                      --------                    ----------
                                                       ----------                      --------                    ----------



See notes to unaudited pro forma condensed consolidated financial statements

                               COMCAST CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                           (B)          Maclean
                                                                         Maclean        Hunter
                                                       The Company       Hunter        Pro Forma
                                                       Historical      Historical     Adjustments
                                                       -----------     ----------     -----------

Revenues, net                                          $1,375,304       $258,316       $
                                                       ----------       --------       --------

Operating, Selling, General and
  Administrative Expenses and Cost of Goods Sold          799,048        152,237         (4,248) (C.1.)
Depreciation and Amortization                             336,462         36,437        131,693  (C.2.)
                                                       ----------       --------       --------
                                                        1,135,510        188,674        127,445
                                                       ----------       --------       --------

Operating Income                                          239,794         69,642       (127,445)

Investment (Income) Expense
  Interest expense                                        313,477          7,610         64,312  (C.3.)
  Investment income                                       (24,606)        (4,497)
  Equity in net losses of affiliates                       40,884
  Minority interest and other                              (5,402)         5,037        (39,091) (C.4.)
                                                       ----------       --------       --------
                                                          324,353          8,150         25,221
                                                       ----------       --------       --------

(Loss) Income Before Income Tax (Benefit) Expense         (84,559)        61,492       (152,666)

Income Tax (Benefit) Expense                               (9,234)        25,943        (69,150) (C.5.)
                                                       ----------       --------       --------

(Loss) Income from Continuing Operations                 ($75,325)       $35,549       ($83,516)
                                                       ----------       --------       --------
                                                       ----------       --------       --------

Loss from Continuing Operations Per Share                  ($0.32)
                                                       ----------
                                                       ----------
Weighted Average Number of the Company's
  Common Shares Outstanding During the Period             236,262
                                                       ----------
                                                       ----------


                                                           (E)                                      The Company
                                                                           QVC                       Pro Forma
                                                           QVC          Pro Forma                  with Maclean
                                                       Historical      Adjustments                 Hunter & QVC
                                                       ----------      -----------                 ------------

Revenues, net                                          $1,336,674        ($7,495) (F.1.)            $2,962,799
                                                       ----------        -------                    ----------

Operating, Selling, General and
  Administrative Expenses and Cost of Goods Sold        1,138,244         (7,495) (F.1.)             2,077,786
Depreciation and Amortization                              44,862         39,998  (F.2.)               589,452
                                                       ----------        -------                    ----------
                                                        1,183,106         32,503                     2,667,238
                                                       ----------        -------                    ----------

Operating Income                                          153,568        (39,998)                      295,561

Investment (Income) Expense
  Interest expense                                          1,394         97,444  (F.3.)               484,237
  Investment income                                       (15,500)         3,956  (F.4.)               (40,647)
  Equity in net losses of affiliates                       36,562         11,187  (F.5.)                88,633
  Minority interest and other                              34,800        (20,732) (F.6.)               (25,388)
                                                       ----------        -------                    ----------
                                                           57,256         91,855                       506,835
                                                       ----------        -------                    ----------

(Loss) Income Before Income Tax (Benefit) Expense          96,312       (131,853)                     (211,274)

Income Tax (Benefit) Expense                               55,210        (50,460) (F.7.)               (47,691)
                                                       ----------        -------                    ----------

(Loss) Income from Continuing Operations                  $41,102       ($81,393)                    ($163,583)
                                                       ----------        -------                    ----------
                                                       ----------        -------                    ----------

Loss from Continuing Operations Per Share                                                               ($0.69)
                                                                                                    ----------
                                                                                                    ----------

Weighted Average Number of the Company's
  Common Shares Outstanding During the Period                                                          236,262
                                                                                                    ----------
                                                                                                    ----------



                                                                                                    The Company
                                                           (H)                                       Pro Forma
                                                                      Scripps Cable                with Maclean
                                                      Scripps Cable     Pro Forma                  Hunter, QVC &
                                                       Historical      Adjustments                 Scripps Cable
                                                      ------------    -------------                -------------

Revenues, net                                            $255,356          ($672) (I.8.)            $3,217,483
                                                         --------       --------                    ----------

Operating, Selling, General and
  Administrative Expenses and Cost of Goods Sold          164,721           (672) (I.8.)             2,241,835
Depreciation and Amortization                              57,331        135,368  (I.9.)               782,151
                                                         --------       --------                    ----------
                                                          222,052        134,696                     3,023,986
                                                         --------       --------                    ----------

Operating Income                                           33,304       (135,368)                      193,497

Investment (Income) Expense
  Interest expense                                         33,789        (33,447) (I.10.)              484,579
  Investment income                                                                                    (40,647)
  Equity in net losses of affiliates                                                                    88,633
  Minority interest and other                               3,026         (2,957) (I.11.)              (25,319)
                                                         --------       --------                    ----------
                                                           36,815        (36,404)                      507,246
                                                         --------       --------                    ----------

(Loss) Income Before Income Tax (Benefit) Expense          (3,511)       (98,964)                     (313,749)

Income Tax (Benefit) Expense                              (10,590)       (30,483) (I.12.)              (88,764)
                                                         --------       --------                    ----------

(Loss) Income from Continuing Operations                   $7,079       ($68,481)                    ($224,985)
                                                         --------       --------                    ----------
                                                         --------       --------                    ----------

Loss from Continuing Operations Per Share                                                               ($0.71)
                                                                                                    ----------
                                                                                                    ----------

Weighted Average Number of the Company's
  Common Shares Outstanding During the Period                             80,322  (I.13.)              316,584
                                                                        --------                    ----------
                                                                        --------                    ----------



See notes to unaudited pro forma condensed consolidated financial statements

               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

MACLEAN HUNTER

A.   SUMMARY OF TRANSACTIONS

     On December 22, 1994, Comcast Corporation (the "Company"), through Comcast MHCP Holdings, L.L.C. (the "LLC"), acquired the U.S. cable television and alternate access operations of Maclean Hunter Limited ("Maclean Hunter") from Rogers Communications Inc. ("RCI") and all of the outstanding shares of Barden Communications, Inc. (collectively, such acquisitions are referred to as the "Maclean Hunter Acquisition") for approximately $1.2 billion in cash. The Company and the California Public Employees' Retirement System ("CalPERS") invested approximately $305.0 million and $250.0 million, respectively, in the LLC, which is owned 55% by a wholly owned subsidiary of the Company and 45% by CalPERS, and is managed by the Company. The Maclean Hunter Acquisition, including certain transaction costs, was financed with cash contributions from the LLC of $555.0 million and borrowings of $715.0 million under an $850.0 million Maclean Hunter credit facility. At any time after December 18, 2001, CalPERS may elect to liquidate its interest in the LLC at a price based upon the fair value of CalPERS' interest in the LLC, adjusted, under certain circumstances, for certain performance criteria relating to the fair value of the LLC or to the Company's common stock. Except in certain limited circumstances, the Company, at its option, may satisfy this liquidity arrangement by purchasing CalPERS' interest for cash, through the issuance of the Company's common stock (subject to certain limitations) or by selling the LLC. The Maclean Hunter Acquisition was accounted for under the purchase method of accounting and Maclean Hunter is consolidated with the Company as of December 31, 1994.

     The terms of the Maclean Hunter Acquisition provide for, among other things, the indemnification of the Company by RCI for certain liabilities, including tax liabilities, relating to Maclean Hunter prior to the acquisition date.

B.   BASIS OF PRESENTATION

     Maclean Hunter, Inc. had historically operated a periodical publishing business and had been the holding company for all of Maclean Hunter Limited's other U.S. operations, which included cable television, business forms and periodical publishing. Prior to the Maclean Hunter Acquisition, RCI removed the non-cable television and non-alternate access businesses of Maclean Hunter, Inc. Accordingly, when the LLC acquired the shares of Maclean Hunter, Inc., it only purchased the U.S. cable television and alternate access businesses.

     The historical combined statement of operations of Maclean Hunter included in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1994 represent the results of operations of the entities the LLC acquired in the Maclean Hunter Acquisition and exclude the results of operations of the non-cable television and non-alternate access operations of Maclean Hunter.

C.   PRO FORMA ADJUSTMENTS

     The following adjustments and elimination entries have been made to the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1994 to reflect the Maclean Hunter Acquisition:

     1. Principally represents the elimination of historical management fees paid by Maclean Hunter prior to the Maclean Hunter Acquisition.

     2. Represents additional depreciation and amortization expense resulting from the increased fair market value of the assets acquired in excess of their historical book values and amortization of goodwill recorded under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), offset, in part, by the elimination of Maclean Hunter's historical goodwill amortization. Depreciation expense is based on property and equipment lives ranging from 2 to 20 years (weighted average life of approximately 11 years). Amortization expense is based on an average life for deferred charges (principally franchise acquisition costs) and goodwill recorded under SFAS 109 of 12 years and 20 years, respectively. Debt issuance costs are amortized over the term of the related debt.

     3. Represents the increase in interest expense due to the incurrence of additional long-term indebtedness in connection with the Maclean Hunter Acquisition, at a weighted average interest rate of 7.3%, offset, in part, by the elimination of Maclean Hunter's historical interest expense on balances due to affiliates and long-term debt.

     4. Represents the additional minority interest resulting from CalPERS' 45% interest in the LLC, net of tax, and the elimination of minority interests acquired in the Maclean Hunter Acquisition.

     5. Represents the adjustments to the tax provision resulting from the above pro forma adjustments.

QVC

D.   SUMMARY OF TRANSACTIONS

     In February 1995, the Company and Tele-Communications, Inc. ("TCI") acquired all of the outstanding stock of QVC, Inc. ("QVC") for $46, in cash, per share (the "QVC Acquisition"). The total cost of acquiring the outstanding shares of QVC not previously owned by the Company and TCI (approximately 65% of such shares on a fully diluted basis) was approximately $1.4 billion. Following the acquisition, the Company and TCI own, through their respective subsidiaries, 57.45% and 42.55%, respectively, of QVC. The Company has accounted for the QVC Acquisition under the purchase method of accounting and QVC is consolidated with the Company beginning in February 1995. The allocation of the purchase price to the assets and liabilities of QVC is preliminary pending receipt of a final appraisal.

     The QVC Acquisition, including the exercise of certain warrants held by the Company, was financed with cash contributions from the Company (see below) and TCI of $296.3 million and $6.6 million, respectively, borrowings of $1.1 billion under a $1.2 billion QVC credit facility and existing cash and cash equivalents held by QVC.

     Liberty Media Corporation ("Liberty"), a subsidiary of TCI, may, at certain times following February 9, 2000, trigger the exercise of certain exit rights.

     On January 26, 1995, the Company exchanged its interest in Heritage Communications, Inc. ("Heritage") with TCI for Class A common shares of TCI with a fair market value of approximately $290.0 million (the "TCI Shares"). Shortly thereafter, the Company sold certain of the TCI Shares for total proceeds of approximately $188.0 million (collectively, these transactions are referred to as the "Heritage Transactions"). As a result of the Heritage Transactions, the Company recognized a pre-tax gain of $141.0 million in the first quarter of 1995.

     The Company's cash contribution in connection with the QVC Acquisition was funded, in part, by the cash proceeds from the Heritage Transactions, along with a borrowing of $80.0 million under a subsidiary's credit facility.

E.   BASIS OF PRESENTATION

     Prior to the QVC Acquisition, QVC's fiscal year ended on January 31. Accordingly, the results of operations of QVC presented in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1994 are presented two months in arrears and include QVC's historical results of operations for the twelve months ended October 31, 1994.

     Effective February 1, 1995, the Company commenced consolidating QVC's financial results on a current basis. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1995 includes QVC's historical results of operations for the month ended January 31, 1995.

 F.  PRO FORMA ADJUSTMENTS

     The following adjustments and elimination entries have been made to the unaudited pro forma condensed consolidated statements of operations to reflect the QVC Acquisition:

     1. Elimination of commissions and other payments by QVC to the Company and Maclean Hunter.

     2. Represents additional amortization expense resulting from the increased fair market value of the assets acquired in excess of their historical book values and amortization of goodwill recorded under SFAS 109. Amortization expense assumes a life of 30 years for goodwill and 10 years for cable television distribution rights. Debt issuance costs are amortized over the term of the related debt.

     3. Represents the increase in interest expense due to the incurrence of additional long-term indebtedness, at a weighted average interest rate of 8.3%.

     4. Elimination of interest income on the Company's notes receivable from Heritage, which were exchanged for TCI Shares in connection with the Heritage Transactions.

     5. Elimination of the Company's historical equity in the net income of QVC. The Company accounted for its investment in QVC under the equity method of accounting beginning January 1, 1994 and through the date of the QVC Acquisition.

     6. Represents the minority interest resulting from TCI's 42.55% interest in QVC.

     7. Represents the adjustments to the tax provision resulting from the above pro forma adjustments.

SCRIPPS CABLE

G.   SUMMARY OF TRANSACTIONS

     On October 29, 1995, the Company announced its agreement to purchase the cable television operations ("Scripps Cable") of The E.W. Scripps Company ("E.W. Scripps") in exchange for shares of the Company's Class A Special Common Stock, par value $1.00 per share (the "Class A Special Common Stock"), worth $1.575 billion (the "Base Consideration"), subject to certain closing adjustments (the "Scripps Acquisition"). Scripps Cable, including a pending acquisition, serves approximately 800,000 subscribers, with over 60% of the subscribers located in Sacramento, California and Chattanooga and Knoxville, Tennessee. The purchase is expected to close in the second half of 1996, subject to shareholder and regulatory approvals and certain other conditions.

     Concurrent with the transaction, the Company announced that its Board of Directors has authorized the repurchase of up to $500 million of its outstanding common equity securities (the "Share Repurchase"). The Company expects such repurchases to be effected from time to time in the open market or in private transactions, subject to market conditions. The unaudited pro forma condensed consolidated financial statements do not reflect any transactions associated with the Share Repurchase.

     Pursuant to the Agreement and Plan of Merger dated as of October 28, 1995 (the "Merger Agreement"), attached hereto as Exhibit (10.1), by and among the Company, E.W. Scripps and Scripps Howard, Inc., a wholly owned subsidiary of E.W. Scripps, E.W. Scripps will distribute to its shareholders all assets other than Scripps Cable. Following such distribution, E.W. Scripps will be merged with and into the Company (the "Merger") and each share of E.W. Scripps common stock issued and outstanding immediately prior to the Merger will be converted into a portion of the shares of the Class A Special Common Stock to be paid as consideration in the Merger. Assuming that the closing adjustments made to the Base Consideration result in a $37.5 million increase in the purchase price (estimated for purposes of the unaudited pro forma condensed consolidated financial statements), and assuming that the Class A Special Common Stock is valued at $20.075 per share, as described below, the Company would issue to E.W. Scripps shareholders an aggregate of approximately 80.3 million shares of Class A Special Common Stock in the Merger. Such shares would represent, in the aggregate, approximately 29.5% of the Class A Special Common Stock outstanding as of September 30, 1995 on a pro forma basis.

     For purposes of determining the number of shares of Class A Special Common Stock to be delivered in the Merger, such stock will be valued on the basis of the average closing price of the Class A Special Common Stock on The Nasdaq Stock Market for 15 trading days randomly selected from the 40 trading day period ending shortly before the closing date (the "Comcast Share Price"); provided that the Comcast Share Price will be no greater than $23.09 and, except as provided below, no less than $17.06. If the Comcast Share Price is below $17.06, E.W. Scripps has the right to terminate the Merger Agreement, subject to the right of the Company to increase the number of shares of Class A Special Common Stock to be delivered in the Merger to that number of shares that would have been delivered if the Comcast Share Price were not subject to the minimum price of $17.06.

     An indirect subsidiary of E.W. Scripps expects to complete the pending acquisition of the assets of the Mid-Tennessee Cable Limited Partnership (the "Mid-Tenn Purchase"), whose cable television operations serve approximately 34,000 subscribers in Athens, Greenbrier and Harriman, Tennessee, for approximately $62.5 million (subject to certain closing adjustments) prior to the closing of the Scripps Acquisition. The assets acquired in the Mid-Tenn Purchase are expected to be included in the assets of Scripps Cable which are acquired by the Company.


     Although the Company believes the consummation of the Scripps Acquisition is probable, no assurances can be given that the Scripps Acquisition will occur at all or occur in the manner assumed in the accompanying unaudited pro forma condensed consolidated financial statements.

H.   BASIS OF PRESENTATION

     E.W. Scripps has historically been the holding company for its cable television businesses along with other operations. As noted above, in the Merger Agreement, E.W. Scripps intends to remove its non-cable television businesses through a distribution to its shareholders prior to the closing date. Accordingly, when the Company acquires Scripps Cable, it will only be purchasing the cable television operations.

     The historical combined financial statements of Scripps Cable included in the unaudited pro forma condensed consolidated financial statements represent the net assets that the Company will be acquiring and exclude the assets, liabilities and results of operations of the non-cable television operations of E.W. Scripps.

I.   PRO FORMA ADJUSTMENTS

     The following adjustments and elimination entries have been made to the unaudited pro forma condensed consolidated balance sheet to reflect the Scripps Acquisition:

     1. Represents the estimated fair value of the property and equipment acquired in the Scripps Acquisition in excess of the historical book value of such property and equipment ($316.4 million). The estimated fair value of the acquired property and equipment is subject to adjustment upon receipt by the Company of an independent appraisal of Scripps Cable.

     2. Represents the estimated fair values of the property and equipment ($12.5 million) and deferred charges ($50.0 million) to be acquired by E.W. Scripps in the Mid-Tenn Purchase. The estimated fair value of the property and equipment and deferred charges to be acquired by E.W. Scripps in the Mid-Tenn will be subject to certain closing adjustments.

     3. Represents the allocation of the total consideration in the Scripps Acquisition to deferred charges ($924.0 million), principally to franchise acquisition costs and subscriber lists. The purchase price allocation is subject to adjustment upon receipt by the Company of an independent appraisal of Scripps Cable.

     4. Represents the elimination of certain liabilities which will not be assumed by the Company in the Scripps Acquisition pursuant to the Merger Agreement ($331.4 million in total).

     5. Represents the par value of the Class A Special Common Stock to be issued by the Company for Scripps Cable ($80.3 million) and the related additional capital ($1.532 billion), based on the Base Consideration and certain estimated closing adjustments and assuming a Comcast Share Price of $20.075 per share.

     6.   Represents the elimination of Scripps Cable's historical equity.


     7. Represents goodwill and deferred income taxes resulting from differences in the book and tax bases of the assets of Scripps Cable under the provisions of SFAS 109 ($501.2 million).

     The following adjustments and elimination entries have been made to the unaudited pro forma condensed consolidated statements of operations to reflect the Scripps Acquisition:

     8.   Represents the elimination of commissions paid by QVC to Scripps
          Cable.

     9. Represents additional depreciation and amortization expense resulting from the increased fair market value of the assets acquired in excess of their historical book values and amortization of goodwill recorded under SFAS 109, offset, in part, by the elimination of Scripps Cable's historical goodwill amortization. Depreciation expense is based on a weighted average property and equipment life of approximately 10 years. Amortization expense is based on an average life for deferred charges and goodwill recorded under SFAS 109 of 12 and 20 years, respectively.

     10. Represents the elimination of Scripps Cable's historical interest expense on balances due to affiliates.

     11. Represents the elimination of historical management fees paid by Scripps Cable prior to the Scripps Acquisition.

     12. Represents the adjustments to the tax provision resulting from the above pro forma adjustments.

     13. Represents the additional shares of Class A Special Common Stock to be issued in connection with the Merger.

                                  [Letterhead]


INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders,
The E.W. Scripps Company:

We have audited the accompanying combined balance sheets of The E.W. Scripps Company ("EWS") Cable Television Division ("CATV Division") (see Note 1) as of December 31, 1994 and 1993, and the related combined statements of income and retained earnings and of cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of EWS's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the CATV Division at December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.



/s/ DELOITTE & TOUCHE LLP


November 9, 1995

THE E.W. SCRIPPS COMPANY
CABLE TELEVISION DIVISION
COMBINED BALANCE SHEETS


------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                                       (Unaudited)
                                                                                    September 30,          December 31,
                                                                                         1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------

ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                                             $     970      $   2,103      $   2,096
Accounts receivable (less allowances - $1,355, $1,115, and $1,267)                       11,532          9,914          7,850
Inventories                                                                              15,314         10,433         14,379
Refundable property taxes                                                                               10,400          7,580
Deferred income taxes                                                                     5,421          5,401          4,896
Miscellaneous                                                                             1,855          3,186          3,365
------------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                     35,092         41,437         40,166
------------------------------------------------------------------------------------------------------------------------------

PROPERTY, PLANT, AND EQUIPMENT:
Land and improvements                                                                     3,700          3,704          2,087
Buildings and improvements                                                                9,577          9,230          8,872
Equipment                                                                               570,544        548,275        520,354
------------------------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                                                    583,821        561,209        531,313
Less accumulated depreciation                                                           295,410        266,980        230,807
------------------------------------------------------------------------------------------------------------------------------
Net property, plant, and equipment                                                      288,411        294,229        300,506
------------------------------------------------------------------------------------------------------------------------------

GOODWILL AND OTHER INTANGIBLE ASSETS:
Goodwill                                                                                 40,885         40,671         12,848
Non-competition agreements                                                                5,800          5,800         13,400
Franchise costs                                                                         159,273        159,541        159,452
Customer lists                                                                            1,719          1,719          1,719
Other intangible assets                                                                   7,100          7,053          7,053
------------------------------------------------------------------------------------------------------------------------------
Total goodwill and other intangible assets                                              214,777        214,784        194,472
Less accumulated amortization                                                           119,502        113,067        109,177
------------------------------------------------------------------------------------------------------------------------------
Net goodwill and other intangible assets                                                 95,275        101,717         85,295
------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS                                                                                623            993          4,097
------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                          $ 419,401      $ 438,376      $ 430,064
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


SEE NOTES TO COMBINED FINANCIAL STATEMENTS.

                                     F-15

THE E.W. SCRIPPS COMPANY
CABLE TELEVISION DIVISION
COMBINED BALANCE SHEETS


------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                                       (Unaudited)
                                                                                    September 30,          December 31,
                                                                                         1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDER'S DEFICIENCY
CURRENT LIABILITIES:
Accounts payable                                                                      $  13,607      $  14,915      $  12,773
Customer deposits and unearned revenue                                                    2,401          3,089          1,005
Accrued liabilities:
  Employee compensation and benefits                                                      1,398          1,276            237
  Copyright and programming costs                                                         7,302          7,312          6,507
  Commitments and contingencies                                                           6,500          6,500
  Property taxes                                                                          3,159          1,674          1,591
  Interest on advances from parent company                                                1,618          1,618          1,635
  Income taxes                                                                            6,966           (437)         1,843
  Miscellaneous                                                                           5,688          5,632          7,287
------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                48,639         41,579         32,878
------------------------------------------------------------------------------------------------------------------------------

DEFERRED INCOME TAXES                                                                    79,737         80,622         66,701
------------------------------------------------------------------------------------------------------------------------------

ADVANCES FROM PARENT COMPANY                                                            303,371        336,332        324,979
------------------------------------------------------------------------------------------------------------------------------

OTHER LONG-TERM OBLIGATIONS                                                               9,490         12,489         45,231
------------------------------------------------------------------------------------------------------------------------------

STOCKHOLDER'S DEFICIENCY:
Capital stock                                                                             1,801          1,801          1,801
Additional paid-in capital                                                               35,144         35,144         35,144
Retained earnings (deficit)                                                             (58,781)       (69,591)       (76,670)
------------------------------------------------------------------------------------------------------------------------------
Total stockholder's deficiency                                                          (21,836)       (32,646)       (39,725)
------------------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIENCY                                        $ 419,401      $ 438,376      $ 430,064
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------



SEE NOTES TO COMBINED FINANCIAL STATEMENTS.

THE E.W. SCRIPPS COMPANY
CABLE TELEVISION DIVISION
COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS


------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                  (Unaudited)
                                                         For the nine months ended              For the years ended
                                                               September 30,                       December 31,
                                                           1995           1994           1994           1993           1992
------------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES:
Basic services                                          $ 137,092      $ 123,730      $ 165,682      $ 171,703      $ 163,069
Premium programming services                               38,945         36,447         49,242         46,401         44,559
Other monthly services                                     13,055         12,720         17,422         14,611         13,002
Advertising                                                 9,428          7,925         11,367          8,870          8,394
Installation and miscellaneous                              9,335          8,773         11,643         10,207          9,094
------------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                  207,855        189,595        255,356        251,792        238,118
------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
Employee compensation and benefits                         32,359         30,673         41,343         39,237         38,332
Cable television programming costs                         52,286         45,529         61,614         55,548         51,225
Other operating expenses                                   38,526         41,715         61,764         51,747         47,267
Depreciation and amortization                              41,105         44,264         57,331         60,029         57,580
------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                  164,276        162,181        222,052        206,561        194,404
------------------------------------------------------------------------------------------------------------------------------

OPERATING INCOME                                           43,579         27,414         33,304         45,231         43,714
------------------------------------------------------------------------------------------------------------------------------

OTHER CREDITS (CHARGES):
Interest on advances from parent company                  (25,571)       (25,038)       (33,447)       (28,916)       (30,479)
Other interest expense                                       (252)          (257)          (342)          (889)          (455)
Corporate management fee                                   (2,657)        (2,218)        (2,957)        (2,293)        (2,252)
Gain on sale of CATV system                                 1,502
Miscellaneous, net                                            812            (60)           (69)          (139)          (113)
------------------------------------------------------------------------------------------------------------------------------
Net other credits (charges)                               (26,166)       (27,573)       (36,815)       (32,237)       (33,299)
------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) BEFORE INCOME TAXES                          17,413           (159)        (3,511)        12,994         10,415

PROVISION (CREDIT) FOR INCOME TAXES                         6,603          2,749        (10,590)         8,273         14,872
------------------------------------------------------------------------------------------------------------------------------

NET INCOME (LOSS)                                          10,810         (2,908)         7,079          4,721         (4,457)

RETAINED EARNINGS (DEFICIT):
Beginning of year                                         (69,591)       (76,670)       (76,670)       (81,391)       (76,934)
------------------------------------------------------------------------------------------------------------------------------

End of period                                           $ (58,781)     $ (79,578)     $ (69,591)     $ (76,670)     $ (81,391)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------



SEE NOTES TO COMBINED FINANCIAL STATEMENTS.

THE E.W. SCRIPPS COMPANY
CABLE TELEVISION DIVISION
COMBINED STATEMENTS OF CASH FLOWS


------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                  (Unaudited)
                                                         For the nine months ended              For the years ended
                                                               September 30,                       December 31,
                                                           1995           1994           1994           1993           1992
------------------------------------------------------------------------------------------------------------------------------

Cash Flows From Operating Activities:
Net income (loss)                                       $  10,810      $  (2,908)     $   7,079      $   4,721      $  (4,457)
Adjustments to reconcile net income (loss)
  to net cash flows from operating activities:
  Depreciation and amortization                            41,105         44,264         57,331         60,029         57,580
  Gain on sale of CATV system                              (1,502)
  Deferred income taxes                                      (905)            69           (657)        (3,866)        (4,513)
  Adjustment of liability for prior year income taxes                                   (11,800)                        8,400
  Payment of prior year income taxes to EWS                                              (7,400)
  Prepaid franchise fees                                    1,932          1,932          2,574          2,574          2,574
  Refundable property taxes                                10,400         (2,820)        (2,820)        (3,788)        (3,792)
  Commitments and contingencies                                                           6,500
  Changes in certain working capital accounts               1,892          1,498          4,262          6,504         (9,811)
  Miscellaneous, net                                       (1,778)         1,657          1,629           (809)         5,383
------------------------------------------------------------------------------------------------------------------------------
Net operating activities                                   61,954         43,692         56,698         65,365         51,364
------------------------------------------------------------------------------------------------------------------------------

Cash Flows From Investing Activities:
Additions to property, plant, and equipment               (30,119)       (28,753)       (41,616)       (67,019)       (58,299)
Additions to intangible assets                                (78)           (15)           (89)           (62)          (759)
Purchase of subsidiary companies
  and minority interests                                     (259)       (26,361)       (26,501)        (7,121)        (2,471)
Miscellaneous, net                                          2,830            (62)         2,037          3,377            244
------------------------------------------------------------------------------------------------------------------------------
Net investing activities                                  (27,626)       (55,191)       (66,169)       (70,825)       (61,285)
------------------------------------------------------------------------------------------------------------------------------

Cash Flows From Financing Activities:
Increases in advances from parent company                                 15,525         13,455          8,613          9,264
Payments on long-term debt                                                                                 (71)          (119)
Payments on advances from parent company                  (32,961)        (1,557)        (2,102)        (1,906)        (1,728)
Miscellaneous, net                                         (2,500)        (1,250)        (1,875)          (593)            (9)
------------------------------------------------------------------------------------------------------------------------------
Net financing activities                                  (35,461)        12,718          9,478          6,043          7,408
------------------------------------------------------------------------------------------------------------------------------

Increase (Decrease) in Cash and Cash Equivalents           (1,133)         1,219              7            583         (2,513)

Cash and Cash Equivalents:
Beginning of year                                           2,103          2,096          2,096          1,513          4,026
------------------------------------------------------------------------------------------------------------------------------

End of period                                           $     970      $   3,315      $   2,103      $   2,096      $   1,513
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

Supplemental Cash Flow Disclosures:
Interest paid                                           $  25,722      $  25,044      $  33,472      $  29,821      $  30,514
Income taxes paid                                             705          4,064         10,947          8,582         11,772
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------



SEE NOTES TO COMBINED FINANCIAL STATEMENTS.

NOTES TO COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION - The combined financial statements of The E.W. Scripps Company ("EWS") Cable Television Division ("CATV Division") include EWS Cable Company ("EWSCC") - 100 shares of no-par capital stock authorized, 50 shares issued and outstanding; LR Cable Company ("LRCC") - 100 shares of no-par capital stock authorized, 50 shares issued and outstanding; Scripps Howard Cable Company ("SHCC") - 100 shares of no-par capital stock authorized, 80 shares issued and outstanding; and Scripps Howard Cable Company of Sacramento ("SHCCS") - 2,000 shares of no-par capital stock authorized, 100 shares issued and outstanding.

EWSCC and LRCC are wholly-owned subsidiaries of Scripps Howard Inc. ("SHI"), which is a wholly-owned subsidiary of EWS. SHCC and SHCCS are wholly-owned subsidiary companies of Scripps Howard Broadcasting Company ("SHB"). Prior to 1993 SHB was 86%-owned by SHI. SHI acquired 5.7% of the outstanding shares of SHB in 1993 and EWS acquired the remaining minority interest in SHB in 1994 (see
Note 2).

The historical basis in assets and liabilities of the cable television systems has been carried over. The historical combined financial statements do not necessarily reflect the results of operations or financial position that would have existed if the CATV Division were an independent company. SHI provides certain legal, treasury, accounting, tax, risk management and other corporate services to the CATV Division (see Note 7).

NATURE OF BUSINESS - The CATV Division operates cable television systems in several states in the southeastern United States, Colorado, and Sacramento, California.

UNAUDITED INTERIM FINANCIAL STATEMENTS - The combined financial statements as of September 30, 1995 and for the nine months ended September 30, 1995 and 1994 are unaudited. In management's opinion the interim financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations and cash flows for these periods.

The results for the interim periods are not necessarily indicative of the results that may be expected for the full year.

CASH AND CASH EQUIVALENTS - Cash and cash equivalents represent cash on hand, bank deposits, and highly liquid debt instruments with an original maturity of up to three months. Cash equivalents are stated at cost plus accrued interest, which approximates fair value (see Note 7).

INVENTORIES - Inventories include converters, remote controls, and supplies used to install and maintain cable television services. Inventories are stated at the lower of cost or market. Cost is computed using the first in, first out ("FIFO") method.

PROPERTY, PLANT, AND EQUIPMENT - Property, plant, and equipment is recorded at cost. Costs of constructing transmission and distribution systems are capitalized. Maintenance and repairs are expensed as incurred.

Depreciation is computed using the straight-line method over estimated useful lives as follows:

     Buildings and improvements                                  35 years
     Cable television transmission and distribution systems      10 to 15 years
     Other cable television equipment                             5 to 10 years
     Office and other equipment                                   3 to 10 years

GOODWILL AND OTHER INTANGIBLE ASSETS - Goodwill and other intangible assets are stated at the lower of unamortized cost or fair value. At each balance sheet date management reviews the realizability of goodwill and other intangible assets based upon undiscounted estimated future net cash flows of regional groupings of cable television systems. An impairment loss is recognized when the unamortized cost of the assets of a grouping of cable television systems exceeds the undiscounted estimated future net cash flows.

Goodwill represents the cost of acquisitions in excess of tangible assets and identifiable intangible assets received and also includes the excess of cost over book value of shares purchased from minority SHB shareholders allocated to the CATV Division. Goodwill is amortized on the straight-line basis over periods of up to forty years.

Cable television franchises are amortized on the straight-line basis generally over the remaining terms of acquired cable systems' franchise agreements. Non-competition agreements are amortized on the straight-line basis over the terms of the agreements. Other intangible assets are amortized on the straight-line basis over estimated useful lives not exceeding forty years.

INCOME TAXES - The CATV Division is included in the consolidated federal tax return of EWS.

The provision (credit) for income taxes is generally prepared as if the CATV Division filed a separate return, however tax benefits for taxable losses and other deductions that would be limited if the CATV Division were an independent company are recognized currently if such losses and benefits are utilized in the consolidated EWS provision.

Deferred income taxes are provided for temporary differences between the tax basis and reported amounts of assets and liabilities that will result in taxable or deductible amounts in future years. The CATV Division's temporary differences primarily result from accelerated depreciation and amortization for tax purposes and accrued expenses not deductible for tax purposes until paid.

POSTEMPLOYMENT BENEFITS - EWS adopted FAS No. 106 - Employers' Accounting for Postretirement Benefits Other Than Pensions in 1992. Postretirement benefits are recognized during the years that employees render service. The CATV Division has no significant postretirement benefit obligations. Other postemployment benefits, such as disability-related benefits and severance, are recognized when the benefits become payable.

SELF-INSURANCE - EWS is primarily self-insured for employee health, workers' compensation, and general liability insurance. Self-insurance liabilities are estimated based upon claims filed and estimated claims incurred but not reported. The cost of such insurance is allocated to the CATV Division based upon estimated claims. The self-insurance liabilities are not discounted and are classified as Advances From Parent Company in the accompanying Combined Balance Sheets.

REVENUE RECOGNITION - The CATV Division bills its customers in advance and recognizes revenue as cable television services are provided. Credit risk is managed by disconnecting services to delinquent customers. Installation revenues are generally less than direct selling and installation costs and are recognized on the date of installation.

--------------------------------------------------------------------------------

2.   ACQUISITIONS AND DIVESTITURES

     ACQUISITIONS
     In the third quarter of 1995 SHB reached an agreement to acquire cable television systems adjacent to the Knoxville and Chattanooga systems for $62,500,000.

     The CATV Division acquired several cable television systems adjacent to existing service areas in the three years ended December 31, 1994.

     In 1993 SHI acquired 5.7% of the outstanding shares of SHB and in 1994 EWS acquired the remaining minority interest in SHB. The excess of the cost over the book value of the shares related to SHB's cable television operations has been recorded as goodwill by the CATV Division.

     The following table presents additional information about the acquisitions:


     -------------------------------------------------------------------------------------------------------------------------
     (IN THOUSANDS)                                             (Unaudited)
                                                         For the nine months ended              For the years ended
                                                               September 30,                       December 31,
                                                           1995           1994           1994           1993           1992
     -------------------------------------------------------------------------------------------------------------------------

     Goodwill and other intangible assets acquired          $ 167       $    158       $    233        $   161        $   600
     Other assets acquired                                     92             87            152             90          1,990
     Liabilities assumed                                                                                                 (119)
     -------------------------------------------------------------------------------------------------------------------------

     Total CATV system acquisitions                           259            245            385            251          2,471
     Excess of cost over book value of SHB stock
       allocated to CATV Division and paid to SHI                         26,116         26,116          6,870
     -------------------------------------------------------------------------------------------------------------------------

     Total                                                  $ 259       $ 26,361       $ 26,501        $ 7,121        $ 2,471
     -------------------------------------------------------------------------------------------------------------------------
     -------------------------------------------------------------------------------------------------------------------------



     The acquisitions have been accounted for as purchases. The acquired operations have been included in the Combined Statements of Income from the dates of acquisition. Pro forma results are not presented because the combined results of operations would not be significantly different from the reported amounts.

     DIVESTITURES
     In 1995 the CATV Division sold its cable television system in Barbourville, Kentucky. The sale resulted in a pre-tax gain of $1,502,000.

--------------------------------------------------------------------------------

3.   INCOME TAXES

The IRS is currently examining EWS's consolidated income tax returns for the years 1988 through 1991. In 1995 EWS reached agreement with the IRS to settle the audits of its 1985 through 1987 tax returns. There was no charge to income as a result of the settlement.

In 1992 management changed its estimate of a tax deduction received in the redemption of a partnership interest in certain of its cable television systems. The resulting change in the liability for prior year income taxes decreased net income $8,400,000. In 1994 the IRS proposed adjustments related to certain intangible assets and the redemption of the partnership interest. Based upon the proposed adjustments management again changed its estimate of the tax liabilities for prior years. The resulting change in the liability for prior year income taxes and the deferred income tax liability increased 1994 net income $11,800,000.

Management believes that adequate provision for income taxes has been made for all open years.

The approximate effects of the temporary differences giving rise to the CATV Division's deferred income tax liabilities (assets) are as follows:

--------------------------------------------------------------------------------
(IN THOUSANDS)
                                                               December 31,
                                                             1994        1993
--------------------------------------------------------------------------------
Accelerated depreciation and amortization                 $  85,870   $  71,516
Commitments and contingencies                                (2,470)
Refundable property taxes                                                (2,900)
Other temporary differences, net                             (1,892)     (1,027)
--------------------------------------------------------------------------------

Total                                                        81,508      67,589
State net operating loss carryforwards                       (8,949)     (7,516)
Valuation allowance for state deferred tax assets             2,662       1,732
--------------------------------------------------------------------------------

Net deferred tax liability                                $  75,221   $  61,805
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The CATV Division's state net operating loss carryforwards expire from 2000 through 2019. In 1992 the state of Tennessee extended the loss carryforward period to 15 years and management reduced its estimate of the valuation allowance increasing net income $3,600,000.

The provision (credit) for income taxes is as follows:

------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
                                                                              For the years ended
                                                                                 December 31,
                                                                          1994       1993       1992
------------------------------------------------------------------------------------------------------
Current:
  Federal                                                             $  (10,290) $  11,905  $  18,431
  State and local                                                            357        234        954
------------------------------------------------------------------------------------------------------

Total current                                                             (9,933)    12,139     19,385
------------------------------------------------------------------------------------------------------

Deferred:
  Federal                                                                 (2,482)    (4,141)      (744)
  State and local                                                          1,825        275     (3,769)
------------------------------------------------------------------------------------------------------

Total deferred                                                              (657)    (3,866)    (4,513)
------------------------------------------------------------------------------------------------------

Total income tax provision (credit)                                    $ (10,590) $   8,273  $  14,872
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

The difference between the statutory rate for federal income tax and the effective income tax rate is as follows:

------------------------------------------------------------------------------------------------------

                                                                              For the years ended
                                                                                 December 31,
                                                                          1994       1993       1992
------------------------------------------------------------------------------------------------------
Statutory rate                                                            (35.0)%     35.0%      34.0%
Effect of:
   State and local income taxes                                            41.0        2.6      (17.9)
   Amortization not deductible for tax purposes                            30.3       17.8       44.5
   Increase in tax rate to 35% on deferred tax liabilities                            10.5
   Change in estimated tax basis and lives of certain assets             (336.3)                 80.7
   Miscellaneous                                                           (1.6)      (2.2)       1.5
------------------------------------------------------------------------------------------------------

Effective income tax rate                                                (301.6)%     63.7%     142.8%
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

4. ADVANCES FROM PARENT COMPANY

Advances from parent company consisted of the following at December 31:

--------------------------------------------------------------------------------
(IN THOUSANDS)
                                                                December 31,
                                                              1994        1993
--------------------------------------------------------------------------------
9.5% note, due to EWS through 2017                        $  127,019  $  128,504
11% note, due to EWS through 2017                             66,806      67,423
Variable rate borrowings from SHI                            142,507     129,052
--------------------------------------------------------------------------------

Total advances                                            $  336,332  $  324,979
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The CATV Division has a variable rate borrowing agreement with SHI. Interest on the borrowings is charged at 1% over the prime interest rate. SHI also manages the CATV Division's daily flow of cash (see Note 7). Net cash deficiencies are included in variable rate borrowings. Interest on cash deficiencies is charged at SHI's short-term borrowing rate.

Scheduled maturities of the 9.5% and 11% notes are as follows: 1995, $2,319,000; 1996, $2,558,000; 1997, $2,822,000; 1998, $3,114,000; 1999, $3,436,000; and
later years, $179,576,000. All advances are classified as non-current as such amounts can be refinanced on a long-term basis.


--------------------------------------------------------------------------------

5. EMPLOYEE BENEFIT PLANS

SHI sponsors a defined benefit plan covering substantially all employees of the CATV Division. Benefits are generally based on the employees' compensation and years of service. Funding is based on the requirements of the plan and applicable federal laws.

SHI also sponsors a defined contribution plan covering substantially all employees of the CATV Division. The CATV Division matches a portion of employees' voluntary contributions to the plan.

Retirement plans expense allocated to the CATV Division consisted of the following:

--------------------------------------------------------------------------------
(IN THOUSANDS)
                                                        For the years ended
                                                           December 31,
                                                   1994        1993       1992
--------------------------------------------------------------------------------
Service cost                                    $     684  $     615  $     450
Interest cost                                         321        284        240
Actual return on plan assets                          (20)        67         30
Net amortization and deferral                          58        (43)        80
--------------------------------------------------------------------------------
Defined benefit plan                                1,043        923        800
Defined contribution plan                             429        373        346
--------------------------------------------------------------------------------

Total retirement plans expense                  $   1,472  $   1,296  $   1,146
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Assumptions used in the accounting for the defined benefit plan were as follows:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                        For the years ended
                                                           December 31,
                                                   1994        1993       1992
--------------------------------------------------------------------------------
Discount rate as of December 31                      8.5%        7.0%       8.0%
Expected long-term rate of return on plan assets     9.5%        8.0%       9.0%
Rate of increase in compensation levels              5.0%        3.5%       4.5%
--------------------------------------------------------------------------------

The CATV Division's allocation of the funded status of the defined benefit plan at December 31 was as follows:

--------------------------------------------------------------------------------
(IN THOUSANDS)
                                                       For the years ended
                                                          December 31,
                                                   1994       1993        1992
--------------------------------------------------------------------------------
Actuarial present value of projected benefits   $   4,462   $   4,631  $   3,579
Plan assets at fair value                           2,411         851        891
--------------------------------------------------------------------------------

Projected benefits in excess of plan assets     $   2,051   $   3,780  $   2,688
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Plan assets primarily consist of marketable equity and fixed-income securities.

--------------------------------------------------------------------------------

6. COMMITMENTS AND CONTINGENCIES

In 1994 the CATV Division accrued $6,500,000 as an estimate of the ultimate costs of certain lawsuits. The Company is also involved in other litigation arising in the ordinary course of business, none of which is expected to result in material loss.

In 1994 customers of the Sacramento cable television system were awarded special rebates in connection with litigation concerning the system's pricing in the late 1980s. The rebates and related legal fees totaled $2,993,000.

Minimum payments on non-cancelable leases at December 31, 1994 were as follows:
1995, $415,000; 1996, $214,000; 1997, $195,000; 1998, $170,000; 1999, $134,000;
and later years, $710,000.

Rental expense for cancelable and non-cancelable leases was as follows: 1994, $3,790,000; 1993, $4,270,000; and 1992, $4,000,000.


--------------------------------------------------------------------------------

7. PARENT COMPANY RELATIONSHIP

The CATV Division participates in SHI's controlled disbursement system, where the bank sends daily notification of checks presented for payment. SHI transfers funds from other sources to cover checks presented for payment. This program generally results in book overdrafts as a result of checks outstanding. These book overdrafts have been classified as Accounts Payable in the Combined Balance Sheets.

SHI also manages the CATV Division's daily flow of cash. Cash excesses or deficiencies earn or incur interest at appropriate short-term market rates. Cash deficiencies are classified as Advances From Parent Company in the accompanying Combined Balance Sheets (see Note 4).

The balance of advances, including cash deficiencies, at December 31, 1994 and 1993 was $336,332,000 and $324,979,000. Interest charged on advances and cash deficiencies was $33,447,000 in 1994, $28,916,000 in 1993, and $30,479,000 in
1992. Interest accrued on the advances at December 31 was $1,618,000 in 1994 and $1,635,000 in 1993.

The federal tax provision (credit) allocated to the CATV Division was ($12,772,000) in 1994, $7,764,000 in 1993, and $17,687,000 in 1992. The current federal income tax payable (receivable) at December 31 was ($350,000) in 1994 and $2,510,000 in 1993.

The CATV Division also purchases certain materials and services from SHI. The prices charged are generally equal to prices that the CATV Division would have been able to negotiate on its own. SHI also provides management services to all of its subsidiaries. The CATV Division's share of the cost of such services was $2,957,000 in 1994, $2,293,000 in 1993, and $2,252,000 in 1992.

--------------------------------------------------------------------------------

8. PROPOSED TRANSACTION

In October 1995 EWS reached a definitive agreement that will result in its cable television systems being owned by Comcast Corporation ("Comcast") through a tax-free transaction. In the transaction EWS will transfer to its shareholders ownership of its non-cable operations in a separate entity ("New EWS"). Following the transaction each EWS shareholder will receive one share in New EWS and shares of Comcast in exchange for each share of EWS owned prior to the transaction. The number of Comcast shares received by EWS shareholders will depend upon the market price of Comcast shares during a specified period shortly prior to closing.

The transaction is expected to close in 1996 and is conditioned upon, among other things, approval by EWS and Comcast shareholders. Controlling shareholders in EWS and Comcast have agreed to vote in favor of the transaction.

Certain liabilities included in these combined financial statements will not be assumed by Comcast. At September 30, 1995 those liabilities totaled approximately $331,400,000.